CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The board of Trustees
Mid-Atlantic Realty Trust

We consent to incorporation by reference in the registration statements of Mid-Atlantic Realty Trust on Form S-3 (File Nos. 33-66386, 333-20813 and 333-59061) and Form S-8 (File Nos. 333-12161 and 333-56885) of our report dated February 23, 2001, relating to the consolidated balance sheets of Mid-Atlantic Realty Trust and subsidiaries as of December 31, 2000, and 1999, the related consolidated statments of operatioins, shareholders' equity and cash flows for each of hte years in the three-year period ended December 31, 2000 and the related financial statement schedule, which report appears in the December 31, 2000 annual report on Form 10-K of Mid-Atlantic Realty Trust.

                                                /S/KPMG LLP

Baltimore, MD
March 20, 2001